AMENDMENT TO
                                THE TALBOTS, INC.
                           DEFERRED COMPENSATION PLAN


                  Effective as of July 1, 2001, The Talbots, Inc. Deferred Compensation Plan is amended as follows:

                  1. New Section 3A is added to the Plan,  following  the end of
Section 3, as follows:

                  "3A Deferral and Payment of Salary

                  A Participant can elect to defer his or her Salary, in whole number percentages from 1% to 100%, by completing and submitting to the Company a deferral election form at such times as are prescribed by the Company. In no event may a deferral election apply to Salary that has already been earned. For purposes of this Section 3A, "Salary" shall mean a Participant's base compensation (after reduction for deferrals made pursuant to Section 401(k) and 125 of the Internal Revenue Code of 1986, as amended), but not including bonuses or incentive compensation.

                  Deferred Salary amounts will be paid to the Participant in the form of a lump sum upon his or her termination of employment, unless the Participant otherwise elects pursuant to rules established by the Administrative Committee."

                  2. Section 5 is amended by changing the caption to "Deferred Accounts."

                  3. The first sentence of Section 5 is amended by adding the words "or deferred Salary account" following the words "deferred incentive compensation account."